NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY INCREASES PRODUCTION GUIDANCE AND
UPDATES OPERATING ACTIVITIES

LAFAYETTE, LA - July 5, 2006 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is increasing its second quarter production guidance to 69-71 Mmcfe per day from its previously issued guidance of 65-69 Mmcfe per day.

The Company is currently evaluating its previously released full year 2006 production guidance and expects to provide an update in conjunction with its second quarter earnings release.

Drilling continues in the Company’s Southeast Carthage Field and in the Arkoma Basin. The Company has drilled its first two operated wells targeting the Caney and Woodford shales, both of which were vertical wells. Each well logged pay in the Woodford and Caney shale formations and core samples are currently being analyzed of each section. The Company expects to provide a more detailed update on these wells in its second quarter earnings release.

As previously announced, the Company’s English Turn prospect was drilled and 210 feet of net productive sands were logged in the well. The Company has completed the well which began producing this week. PetroQuest has an approximate 41% net revenue interest (NRI) in the well.

Also, as previously announced, the Company’s Pelican Point prospect was drilled and is currently being completed in the Rob L objective. The well is expected to begin producing in August at a gross rate of approximately 10,000 to 15,000 Mcfe per day. PetroQuest has an approximate 18% NRI in the well. Current plans call to spud the second well at Pelican Point during the third quarter.

The Company has logged its second successful well at its West Cameron drilling program and facility upgrades are currently being designed. Initial production on these wells is expected near the end of 2006. Additionally, the Company has logged two successful wells in its Ship Shoal drilling program. Completion operations are underway and initial production is expected during the third quarter.

The Company’s Pacific Grove prospect was drilled to total depth and has been determined to be commercially non-productive. The Company has a 15% working interest in this prospect.

Drilling continues on the Company’s The Farm prospect (48% working interest) and the well is expected to reach total depth during the third quarter.

Management’s Comment
“We continue to stay focused on growing our production which is at an all time high for PetroQuest. We are excited about the new production coming on in the second half of the year and the initial results from the Caney/Woodford drilling program. With our successes in South Louisiana during the first half of the year, we are confident about increasing our reserves this year. Additionally, we are committed to continue our active drilling programs in East Texas and Arkoma which will also contribute current year reserve additions,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.